N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Dec 31st 2016
Fund	Name of Person	Ownership % of Series
Columbia VP—U.S. Flexible Growth Fund	Riversource Life Account for Inside Distribution (Life)	95.03%
Columbia VP—U.S. Flexible Moderate Growth Fund	Riversource Life Account for Inside Distribution (Life)	93.65%
Columbia VP—U.S. Flexible Conservative Growth Fund	Columbia Management Investment Adivsors LLC	57.10%
Columbia VP—U.S. Flexible Conservative Growth Fund	Riversource Life Account for Inside Distribution (Life)	41.74%

As of July 1st 2016
Fund	Name of Person	Ownership % of Series